Crystal Rock Holdings, Inc. Announces Financial Results for Its Fiscal Third Quarter and Nine Months Ended July 31, 2016

WATERTOWN, CT -- (Marketwired - September 14, 2016) - Crystal Rock Holdings, Inc. (NYSE MKT: CRVP) announced its financial results for its third quarter and first nine months that ended July 31, 2016. These results will be filed on Form 10-Q with the Securities and Exchange Commission today.

Total gross profit for the third quarter ending July 31, 2016 increased $217,000 or 2.5% despite a sales decline of $2.9 million or 15.2% from the corresponding quarter in fiscal 2015. The Company's net income for the quarter of $729,000 was $982,000 higher than the net loss of $253,000 in the third fiscal quarter of 2015. This net earnings improvement resulted in a net income of $.03 per share compared to a net loss of $.01 per share for the same period in fiscal 2015.

For the nine month period ending July 31, 2016 and 2015, respectively, the Company had net income of $939,000 compared to a net loss of $1.3 million. The net earnings improvement of $2.3 million resulted in a net income per share of $.04 in fiscal 2016 compared to a net loss of $.06 per share in 2015. Total sales for the nine months ending July 31, 2016 decreased $6.5 million or 11.7% from the same period in fiscal 2015. Gross profit for the same periods declined 0.4% or $110,000. Gross profit as a percentage of sales was 50.1% for the nine month period ending July 31, 2016 compared to 44.4% the same period in 2015.

"We have been successfully bottling and selling water for over 100 years. These sales combined with the right mix of other products sold within our distribution system supported by our culture of valuing each and every customer allows us to build relationships with our customer base allowing for recurring sustainable revenues. Our sales decline from last year reflects a de-emphasis of non-core products and avoiding commodity pricing. By focusing new sales efforts on our core products we have improved gross margin and are operating a leaner and more efficient operating structure," said Peter Baker, President and CEO, Crystal Rock Holdings, Inc. "While operating and administrative cost reductions have led to significant cost savings, we continue to place our customers first within our cultural framework of offering the industry's best in class service."

ABOUT CRYSTAL ROCK HOLDINGS, INC.
Crystal Rock Holdings, Inc. (NYSE MKT: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water and coffee service, office supplies, refreshment beverages and other break room items to the commercial office and at home markets throughout the Northeast. For over 100 years, the company has provided quality and high value service, and it's the largest independent delivery provider of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and it roasts and packages coffee under its Cool Beans® brand. Launched in 2010, the Crystal Rock Office® brand features traditional office supplies, break room items, furniture and janitorial and sanitation products. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. Crystal Rock believes "Little Things Matter™" to the customer experience with high standards for delivering premium service excellence and results in customer productivity -- at work or at home. Through technical innovation, a branded customer experience and a commitment to community and environment, Crystal Rock family values are integral to the relationships between employees and customers. More information is available at CrystalRock.com.

                        CRYSTAL ROCK HOLDINGS, INC.
                           Results of Operations

                                 (Unaudited)              (Unaudited)
                              Nine Months Ended:      Three Months Ended:
                           -----------------------  -----------------------
                             July 31,    July 31,     July 31,    July 31,
                               2016        2015         2016        2015
                           ----------- -----------  ----------- -----------
(000's $)
Sales                      $    49,237 $    55,754  $    16,394 $    19,327
Income (Loss) from
 operations                $     2,735 $      (420) $     1,593 $       535
Net Income (Loss)          $       939 $    (1,321) $       729 $      (253)

Basic net income (loss)
 per share                 $      0.04 $     (0.06) $      0.03 $     (0.01)
Diluted net income (loss)
 per share                 $      0.04 $     (0.06) $      0.03 $     (0.01)

Basic Wgt. Avg. Shares
 Out. (000's)                   21,358      21,358       21,358      21,358
Diluted Wgt Avg. Shares
 Out. (000's)                   21,358      21,358       21,358      21,358

Note: This press release contains a forward-looking statement about executing a sales and distribution growth plan. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2015, the reader is directed to the section entitled "Risk Factors" where there is more information about this and other topics.

Contacts:
Peter Baker
CEO
860-945-0661 Ext. 3001

David Jurasek
CFO
860-945-0661 Ext. 3001